Exhibit 10.10

                                   Chadbourn
                                   Securities
                              Member NASD and SIPC

                                                                  April 29, 2005

Mr. Thomas L. Collins
Chief Executive Officer
WORLD WASTE TECHNOLOGIES, INC.
13520 Evening Creek Drive, Suite 130
San Diego, CA  92128

Re :     Addendum to Chadbourn Engagement Agreement dated April 28, 2005

Dear Tom,

This  Addendum  updates  the  Chadbourn   Engagement  Agreement  (the  Chadbourn
Engagement Agreement ) with World Waste Technologies, Inc. (the Company) dated April 28, 2005 (attached) in the following circumstances.

      1. Chadbourn specifically acknowledges the Company has retained Harris Williams Advisors, Inc. (HWA) pursuant to an engagement letter signed on April 8, 2005, and any success fees paid to HWA shall be deducted from the total fundrasing related fee and unallocated expense reimbursement due to Chadbourn.

      2. Chadbourn specifically acknowledges the Company has retained Infrastar Advisors pursuant to an engagement letter signed on November 29, 2004 (Attachment A), any fees paid to Infrastar Advisors shall be deducted from the total fundrasing related fee and unallocated expense reimbursement due to Chadbourn.

      3. Chadbourn specifically acknowledges that for any equity investment from Trellus Investments and or HWA (or HWA's principals) for gross investment amount of $8,000,000 or greater the Chadbourn commission structure shall be reduced to 6.0% of the amount invested by Trellus, and as described in 1 above, all HWA fees shall be deducted from the amount due to Chadbourn. The original fee structure in the Chadbourn Engagement Agreement shall continue to apply for any investors other than Trellus and HWA in any other debt or equity investment.

Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

                                            CHADBOURN SECURITIES, INC.

                                            By: _____________________________
                                                 Laird Q. Cagan
                                                 Managing Director

                                            Date: ____________________________


   10600 North De Anza Blvd, Suite 250 o Cupertino, CA 95014 o (408) 873-0400

Accepted and agreed to as of the date first set forth above:

WORLD WASTE TECHNOLOGIES, INC.

By: ______________________________
       Thomas L. Collins
       Chief Executive Officer

Date: ____________________________


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



                                   Chadbourn
                                   Securities
                              Member NASD and SIPC

                                                                  April 28, 2005

Mr. Thomas L. Collins
Chief Executive Officer
WORLD WASTE TECHNOLOGIES, INC.
13520 Evening Creek Drive, Suite 130
San Diego, CA  92128

Re :     Engagement Agreement

Dear Tom,

We are pleased that World Waste Technologies, Inc. (the "Company") desires to engage Chadbourn Securities, Inc, an NASD broker/dealer ("Chadbourn") as its financial advisor with respect to capital raising of the Company (the "Advisory Services"). We look forward to working with you and your management team, and have set forth below the agreed upon terms of our involvement.

1.    Scope of Engagement

      As discussed, Chadbourn will undertake certain Advisory Services on behalf of the Company, including:

      (a) Advising the Company regarding debt and equity financial market conditions, including presentations to management and the board of directors, as needed. Any information prepared by Chadbourn under this paragraph shall be reviewed and approved by the Company in advance of its dissemination to any party outside of the Company;

      (b) Identifying and assisting in the negotiation and placement of senior debt and/or lease financing (the "Debt Financing") for the Company, in one or more closings;

      (c) Identifying and assisting in the negotiation and placement of preferred and common equity and/or subordinated and convertible debt (the "Equity Financing") for the Company, in one or more closings.

2.    Fees and Expenses.

      For services provided hereunder, the Company will pay to Chadbourn the following:

      (a) An advisory fee equal to one percent (1.0%) of any Debt Financing, including lease financing and senior debt received by the Company and sourced by Chadbourn, to be paid from escrow at the closing. If Chadbourn plays no role in introducing, negotiating, providing references for the Company, or otherwise assisting in securing the Debt Financing in any way, and if the Company in discussions with the funding source does not utilize any materials, analyses, spreadsheets, presentations, or business summaries prepared by Chadbourn on behalf of the Company, then no advisory fee will be payable to Chadbourn.

      (b) An unallocated expense reimbursement equal to two percent (2.0%) of any Equity Financing received by the Company from any investor, bank or financing source, including equity funding provided directly to the Company or specific projects from strategic partners, or any other equity investor, to be paid from escrow at each closing. In addition, in the event that Chadbourn is a principal investor or funds are raised by Chadbourn directly from equity investors, or by a third party directly referred or engaged by Chadbourn, Chadbourn shall receive: (1) an additional advisory fee equal to eight percent (8.0%) of any Equity Financing received by the Company; and, (2) warrants equal to 10% of the number of shares sold in the offering, such warrants to have a five year maturity, registration rights on the same basis as the related offering, a net exercise provision and an exercise price equal to the offering price of each respective offering by the Company. In the event any Equity Financing is received from sources originated by the Company, as shown in the attached list of Company Sourced Potential Investors (see Exhibit A attached hereto), Chadbourn shall receive an unallocated expense reimbursement of one percent (1.0%), an additional advisory fee of four percent (4.0%) and warrants for five percent (5.0%) of the number of shares sold in the offering, and terms of all fees and warrants are the same as those described previously in this section.


   10600 North De Anza Blvd, Suite 250 o Cupertino, CA 95014 o (408) 873-0400

      (c) Chadbourn's actual and reasonable expenses shall be reimbursed by the Company. Any individual expense over $1,000 shall be pre-approved by the Company. Total monthly expenses shall not exceed $2,500 without prior approval by the Company.

3.    Use of Information; Financing Matters.

      (a) The Company recognizes and confirms that Chadbourn, in acting pursuant to this engagement, will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company, and that Chadbourn does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information. The Company warrants to Chadbourn that to the best if its knowledge all information concerning the Company furnished to Chadbourn in connection with the Advisory Services will be true and accurate in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make statements therein not misleading in the light of the circumstances under which such statements are made. The Company agrees to furnish or cause to be furnished to Chadbourn all necessary or appropriate information for use in their engagement and the Company agrees that any information or advice rendered by Chadbourn or any of our representatives in connection with this engagement is for the confidential use of the Company.

      (b) The Company and Chadbourn each agree to conduct any offering and sale of securities in any private placement transaction in accordance with applicable federal and state securities laws, and neither the Company nor Chadbourn nor any person acting on behalf of either of them, will offer or sell any securities in a transaction by any form of general solicitation, general advertising, or by any other means that would be deemed a public offering under applicable law. Chadbourn has no obligation, express or implied, to purchase or underwrite any transaction or to itself provide any type of financing to the Company or be a party to any funding transaction, or to solicit investors outside the United States.

4.    Certain Acknowledgements.


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

      The Company acknowledges that Chadbourn has been retained by the Company, and that the Company's engagement of Chadbourn is as an independent contractor. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against Chadbourn or our affiliates or their respective directors, officers, agents and employees. Upon prior written consent of the Company (which consent will not be unreasonably withheld) and approval by the Company of the text, proof and format thereof, Chadbourn may, at its own expense, place announcements or advertisements in financial newspapers and journals describing its services hereunder (provided such announcement or advertisement is made in a manner and contains only such information as would not violate federal or state securities laws).

      The Company also acknowledges that Chadbourn may also be a significant shareholder or retained advisor to entities that merge with the Company, and Chadbourn may make investments in or act as advisor to companies that later become strategic partners or customers of the Company. Chadbourn shall disclose to the Company in advance of any potential or actual conflicts of interest Chadbourn has or may have in connection with an M & A transaction, any Equity Financing, Debt Financing or any other transaction contemplated by this agreement. Chadbourn shall ensure that any such advertising, investments and related party transactions contemplated by this paragraph shall comply with federal and applicable state securities laws. With respect to this paragraph, Chadbourn shall include its employees and representatives.

      The Company acknowledges that Chadbourn is a full service investment banking firm and as such may, from time to time, effect transactions for its own account or the account of its clients; and we hold positions in securities of other companies, which may become a lender or investor for the purpose of this agreement. Chadbourn shall not by this agreement be prevented or barred from rendering services of the same or similar nature as herein described, or services of any nature whatsoever for, or on behalf of, other persons, firms, or corporations unless said proposed client is a direct competitor to the Company.

      The Company also acknowledges Chadbourn's services do not include the rendering of any legal services or opinions or the performance of any work that is in the ordinary purview of a Certified Public Accountant. All final decisions with respect to consulting, advice, and services rendered by Chadbourn to the Company shall rest with the Company, and Chadbourn shall not have the authority to bind the Company to any obligation or commitment other than those enumerated herein.

5.    Indemnity.

      Chadbourn and the Company have entered into a separate indemnification letter (Exhibit C) dated the date hereof, providing for the indemnification of Chadbourn by the Company in connection with Chadbourn's engagement hereunder, the terms of which are incorporated into this agreement in their entirety.

6.    Term of Engagement.

      Chadbourn's engagement shall commence on the date hereof and shall continue until June 30, 2005. It is expressly agreed that following the expiration or termination of this agreement, Chadbourn shall be entitled to receive any fees as described above that have accrued prior to such expiration or termination but are unpaid, as well as reimbursement for expenses as set forth herein.


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

      It is also expressly agreed that if during a period of 12 months following termination of this agreement, a transaction with an investor, bondholder, bank, financing entity, strategic partner, public company, or other entity based upon services provided by Chadbourn hereunder is consummated by the Company, or a successor entity to the Company, or a shareholder, advisor or related party to the Company, or if a definitive agreement that results in a transaction is entered into during such 12 month period with any party where Chadbourn played a significant role in introducing the Company as listed on Exhibit B and attached hereto (a "Chadbourn Investor") in its capacity as financial advisor hereunder, the Company will pay Chadbourn the fees and expense reimbursements equal to the fees and expenses which would have been payable to Chadbourn as if the transaction had occurred during the term of this agreement. In the event a Chadbourn Investor does invest during the 12 months following the termination of this Agreement, then Chadbourn will work with the Company and its new broker-dealer to agree to an appropriate fee sharing arrangement in which the total fees shall not exceed the amounts described in Section 2 this Agreement.

7. Miscellaneous. This Agreement is governed by the laws of the State of California, without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the Company, Chadbourn and their respective successors and assigns. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Chadbourn without the prior written consent of the Company.

      The Company and Chadbourn agree to submit all disputes, actions, proceedings or counterclaims brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by Chadbourn hereunder to binding arbitration in accordance with the rules of procedure according to the Judicial Arbitration and Mediation Service (JAMS). The Parties will select an arbiter and shall divide the cost of arbitration between them, and each party shall pay its own attorney's fees. The Company and Chadbourn also hereby submit to the jurisdiction of the courts of the State of California, Santa Clara County in any proceeding arising out of an arbitration proceeding or judgment relating to this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement. The provisions of this Agreement relating to the payment of fees and expenses, confidentiality and accuracy of information, indemnification and Chadbourn's status as an independent contractor shall survive any termination of this Agreement. In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable provisions were deleted.

We are pleased to accept this engagement and look forward to working with you. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

                                            CHADBOURN SECURITIES, INC.

                                            By: _____________________________
                                                 Laird Q. Cagan
                                                 Managing Director

                                            Date: ____________________________

Accepted and agreed to as of the date first set forth above:

WORLD WASTE TECHNOLOGIES, INC.

By: ______________________________
       Thomas L. Collins
       Chief Executive Officer

Date: ____________________________

Exhibit C

                            INDEMNIFICATION AGREEMENT

      In consideration for the agreement of Chadbourn Securities, Inc. ("Chadbourn") to act on behalf of World Waste Technologies, Inc. (the "Company") pursuant to the attached Engagement Letter dated as of April 28, 2005, the Company agrees (the "Indemnitor") to indemnify and hold harmless Chadbourn, its affiliates, and each of their respective directors, officers, agents, shareholders, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933) (Chadbourn and each such other person or entity are hereinafter referred to as an "Indemnified Person"), to the extent lawful, from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (collectively, "Losses"), as they may be incurred (including reasonable legal fees and other expenses as incurred in connection with investigating, preparing, defending, paying, settling or compromising any Losses, whether or not in connection with any pending or threatened litigation in which any Indemnified Person is a named party) to which any of them may become subject (including in any settlement effected with the Indemnitor's consent) and which are related to or arise out of any act, omission, disclosure (written or oral), transaction or event arising out of, contemplated by, or related to the Engagement Letter.

      The Indemnitor will not, however, be responsible under the foregoing provisions with respect to any Losses to an Indemnified Person to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted primarily from actions taken or omitted to be taken by such Indemnified Person due to his gross negligence, bad faith or willful misconduct. If multiple claims are brought against Chadbourn in an arbitration, with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available. No indemnified Party shall settle, compromise or otherwise dispose of any action for which indemnification is claimed hereunder without the written consent of the Indemnitor. No expenses shall be forwarded to any Indemnified Party unless such party agrees in writing to reimburse the Indemnitor for such forwarded expenses in the event it is determined that such Indemnified Party was not entitled to indemnification hereunder.

      If the indemnity referred to in this agreement should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Indemnitor shall pay to or on behalf of each Indemnified Person contributions for Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate to reflect the relative benefits received by and the relative fault of each such Indemnified Person, respectively, on the one hand and the Indemnitor on the other hand in connection with the transaction; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses in connection with any transaction exceed the amount of any fees actually received by Chadbourn pursuant to the Engagement Letter. The relative fault of each Indemnified Person and the Indemnitor shall be determined by reference to, among other things, whether the actions or omissions to act were by such Indemnified Person or the Indemnitor and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action to omission to act.

      The Indemnitor also agrees that no Indemnified Person shall have any liability to the Indemnitor or its affiliates, directors, officers, employees, agents or shareholders, directly or indirectly, related to or arising out of the Engagement Letter, except Losses incurred by the Indemnitor which a court of competent jurisdiction shall have determined by a final judgement to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person due to its gross negligence, bad faith or willful misconduct. In no event, regardless of the legal theory advanced, shall Company or Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature. The Indemnitor agrees that without Chadbourn's prior written consent (which consent shall not be unreasonably withheld) it shall not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding related to the Engagement Letter unless the settlement, compromise or consent also includes an express unconditional release of all Indemnified Persons from all liability and obligations arising therefrom.

      The obligations of the Indemnitor referred to above shall be in addition to any rights that any Indemnified Person may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and the Indemnitor. It is understood that these obligations of the Indemnitor will remain operative regardless of any termination or completion of Chadbourn's services.

Chadbourn Securities, Inc.: ____________________________________ Date: _________

World Waste Technologies, Inc.: ________________________________ Date: _________


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